Exhibit 99.1

April 5, 2007

FOR
Enpath Medical, Inc. 2300 Berkshire Lane North Minneapolis, Minnesota 55441 (NASDAQ: NPTH)

CONTACT
Scott Youngstrom, CFO (763) 951-8211 syoungstrom@enpathmed.com

Release at 6:30am EST

ENPATH MEDICAL EXTENDS LONG-TERM SUPPLY AGREEMENT WITH MEDTRONIC
Enpath Named as Key Introducer Supplier in Contract Extension through October 2012

MINNEAPOLIS, MN, April 5, 2007 – Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of introducers and other proprietary therapeutic device delivery products, announced today that it has extended its supply agreement for introducers with Medtronic Inc. for another five years.  The supply agreement relates to standard lead introducer procedural kits, a key component of Enpath’s revenue stream.

“This agreement extends our longstanding relationship with Medtronic and underscores the benefits resulting from our commitment to research and development as we continue to stay on the forefront of technology with our proprietary products.” said Mr. John C. Hertig, Chief Executive Officer of Enpath Medical, Inc.  “As we bring new introducer technologies to the market, this relationship will continue to give us access to one of the leading providers of pacing leads in the world as a potential OEM partner to distribute those products”, said Mr. Hertig.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Among the factors that could cause results to differ materially are the following: Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties including its ability to successfully resolve, or defend itself in, pending litigation; Enpath’s ability to successfully integrate its operations into its new facility in 2007; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s ability to effectively manufacture its products, specifically steerable catheters, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; government regulatory matters; economic conditions; and Enpath’s ability to raise capital. All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements. In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.